                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         NORTHWEST AIRLINES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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
                                     [LOGO]

                         NORTHWEST AIRLINES CORPORATION
                             2700 LONE OAK PARKWAY
                             EAGAN, MINNESOTA 55121

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 1997
                            ------------------------

To the Stockholders of Northwest Airlines Corporation:

    Notice is hereby given that the Annual Meeting of Stockholders of Northwest Airlines Corporation (the "Corporation") will be held at the Equitable Life Building, 787 Seventh Avenue, New York, New York 10019 on Friday, April 25, 1997, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

    (1) To elect 12 directors of the Corporation to serve terms of one year and until their successors have been duly elected and qualified. Three of the director nominees will be elected exclusively by the holders of the Series C Preferred Stock of the Corporation in accordance with the provisions of the Certificate of Designation with respect to the Series C Preferred Stock.

    (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on February 28, 1997 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, during ordinary business hours for a period of ten days prior to the meeting. The list also will be available on April 25, 1997 at the place of the meeting. Your attention is directed to the accompanying proxy statement.

                                          By Order of the Board of Directors
                                          Douglas M. Steenland
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

March 24, 1997
Eagan, Minnesota

IF YOU PLAN TO ATTEND THE MEETING, PLEASE REQUEST AN ADMISSION CARD BY MARKING THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                     [LOGO]

                         NORTHWEST AIRLINES CORPORATION

                             2700 LONE OAK PARKWAY

                             EAGAN, MINNESOTA 55121

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 1997

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Northwest Airlines Corporation (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Friday, April 25, 1997 at the Equitable Life Building, 787 Seventh Avenue, New York, New York 10019 at 9:30 a.m. Eastern Daylight Time or at any postponement or adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy card are being mailed to stockholders on or about March 24, 1997.

    The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this proxy statement, will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Corporation in person and by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Corporation also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy material to the beneficial owners of shares held of record and will reimburse such persons for their expenses in connection therewith.

OUTSTANDING SHARES AND VOTING RIGHTS

OUTSTANDING SHARES

    The Board of Directors has set February 28, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were outstanding 93,900,681 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 6,111,454 shares of Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), 1,308.8 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and 2,163.2 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). These securities constitute the only classes of securities entitled to vote at the Annual Meeting.

VOTING RIGHTS

    CLASS A COMMON STOCK

    Each outstanding share of Class A Common Stock entitles the holder thereof to one vote on all matters to be voted on by the Corporation's stockholders other than the election of directors to be elected by the holders of Series C Preferred Stock (the "Series C Directors"). See "Stockholders' Agreements" below for a description of the agreement among certain holders of the Corporation's Common Stock regarding the election of directors other than the Series C Directors.

    SERIES C PREFERRED STOCK

    The Series C Preferred Stock is held by former employees and certain trusts established for the benefit of the Corporation's employees under the Northwest Airline Corporation Employee Stock Plan (the "Employee Stock Plan"). In 1993 in connection with an overall revised compensation plan for the Corporation's employees, the Corporation agreed to contribute to such trusts in installments 18,214,419 shares of Series C Preferred Stock. Pursuant to a one-time special conversion right exercised in February 1994 (the "Special Conversion Option"), certain employee groups elected to receive Class A Common Stock and non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), in lieu of Series C Preferred Stock. As a result, the total stock to be contributed to the employee trusts, based on current projections, consists of 9,048,892 shares of Series C Preferred Stock, 16,639,345 shares of Class A Common Stock and 863,143 shares of Class B Common Stock. Each share of Series C Preferred Stock is convertible at any time prior to redemption into 1.364 shares of Common Stock, currently consisting of 1.297 shares of Class A Common Stock and .067 shares of Class B Common Stock. The final contribution of stock to the trusts will occur in late March 1997.

    The Series C Preferred Stock held by Qualified Holders (generally consisting of the trustees or custodians of the employee trusts under the Employee Stock Plan and former Northwest employees to whom such stock is distributed from the trusts and their spouses, children and heirs) votes with the Class A Common Stock on all matters submitted to stockholders for a vote, except with respect to the election of directors. Each outstanding share of Series C Preferred Stock held by a Qualified Holder is entitled to the number of votes equal to (i) (A) the total number of shares of Series C Preferred Stock issued and to be issued by the Corporation or, if greater, the number of shares of Class A Common Stock into which all such shares of Series C Preferred Stock (including any shares of Series C Preferred Stock not yet issued or already converted) would be convertible at such time, minus (B) the total number of shares of Series C Preferred Stock which prior to that time have been converted into shares of Common Stock or, if greater, the number of shares of Class A Common Stock into which those shares would be convertible at that time if they had not previously been converted, divided by (ii) the total number of shares of Series C Preferred Stock then outstanding. As a result of such voting rights, each outstanding share of Series C Preferred Stock will be entitled to 1.6512 votes per share at the Annual Meeting. Shares of Series C Preferred Stock automatically convert into shares of Class A Common Stock upon their sale or transfer to a non-Qualified Holder.

    With respect to the election of directors, the Series C Preferred Stock voting as a separate class is entitled to elect three Series C Directors, one of whom is to be nominated by the International Brotherhood of Teamsters (the "IBT"), one by the International Association of Machinists and Aerospace Workers (the "IAM") and one by the Northwest Master Executive Council ("Northwest MEC") of the Air Line Pilots Association International ("ALPA"). Until July 31, 2003, the number of Series C Directors will be the greater of three or the number that represents at least 15 percent of the Corporation's directors. Qualified Holders of Series C Preferred Stock are entitled to vote for or against the three Series C Director nominees as a slate and are not entitled to vote for or against any single Series C Director nominee and are not entitled to vote for the election of any other directors of the Corporation.

    SERIES A AND SERIES B PREFERRED STOCK

    Each outstanding share of Series A Preferred Stock and Series B Preferred Stock entitles the holder thereof to one vote for the purpose of the election of directors (other than Series C Directors). Holders of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote on any other matters to be voted on by the Corporation's stockholders at the Annual Meeting.

    The 1,308.8 outstanding shares of Series A Preferred Stock are beneficially owned by KLM Royal Dutch Airlines ("KLM"). Of the 2,163.2 outstanding shares of Series B Preferred Stock, 436.2 shares are beneficially owned by KLM and 1,727 shares are owned by Richard C. Blum & Associates--NWA Partners, L.P. ("Blum").

STOCKHOLDERS' AGREEMENTS

    The Corporation's bylaws currently provide that the Board of Directors will consist of 15 members, subject to the rights of holders of preferred stock to elect additional directors to the Board of Directors under certain circumstances. As described above under "Outstanding Shares and Voting Rights," the holders of the Series C Preferred Stock are entitled to elect three of the 15 directors as long as any shares of Series C Preferred Stock are outstanding.

    In connection with the acquisition in 1989 of the Corporation's principal subsidiary, NWA Inc., which is the parent of Northwest Airlines, Inc. ("Northwest Airlines"), the original investors in the Corporation (the "Original Investors") and the Corporation entered into an agreement (as amended, the "Stockholders' Agreement"). The parties to the Stockholders' Agreement (other than the Corporation), presently consisting of Alfred A. Checchi and certain trusts established for the benefit of Mr. Checchi's family, Gary L. Wilson and certain members of Mr. Wilson's family, Frederic V. Malek and certain trusts established for the benefit of Mr. Malek's family, Bankers Trust New York Corporation ("BTNY"), KLM and Blum, who in the aggregate own as of February 28, 1997 46.2 percent of the Corporation's outstanding Class A Common Stock on a fully diluted and fully distributed basis, have agreed to vote their shares of Class A Common Stock for the election of the following designees to the Board of
Directors:

    (i) three designees of Alfred A. Checchi and certain trusts formed for the benefit of Mr. Checchi or members of his family (collectively, the "Checchi Family"), and three designees of Gary L. Wilson and members of his family (collectively, the "Wilson Family");

    (ii) one designee of Blum or its affiliates;

   (iii) one designee of BTNY or its affiliates; and

    (iv) three designees of KLM or its affiliates.

    For each transfer of 2,635,019 shares of Common Stock by the Checchi Family and the Wilson Family and their affiliates beyond the transfer of 7,905,057 shares, the number of directors that the Checchi Family and the Wilson Family may designate on the Board will be reduced by one. The right of an Original Investor to designate one or more directors pursuant to the Stockholders' Agreement terminates if such party owns fewer than 2,635,019 shares of Common Stock (subject to certain exceptions based on holdings of Series A and Series B Preferred Stock). The Stockholders' Agreement provides that if there is a reduction in the number of directors that an Original Investor may designate, all of the Original Investors will cause their representatives on the Board to vote in favor of a reduction in the number of seats on the Board by the same number. In addition, if the Company defaults in the payment of dividends or redemption payments on either the Series A Preferred Stock or the Series B Preferred Stock, or both, and defaults in the payment of dividends or redemption payments on the Series C Preferred Stock, the Original Investors have agreed to cause their representatives on the Board to vote to increase the size of the Board so that the holders of a majority of the shares of such defaulted class of Preferred Stock may designate a new director in accordance with the terms of the relevant Certificate of Designation.

    Pursuant to the Stockholders' Agreement, KLM has the right to purchase (the "KLM Option") up to 5,270,038 shares of Common Stock from certain of the other Original Investors. Such right is exercisable in August 1998. If KLM does not exercise the KLM Option in full, each Original Investor has the right in August 1999 to cause KLM to purchase all or part of its remaining shares subject to the KLM Option. The Stockholders' Agreement provides for the shares of Common Stock subject to the KLM Option to be held under an escrow arrangement and, with respect to each matter to be voted on at the Annual Meeting by the holders of the Class A Common Stock, to be voted by the escrow agent in the same proportion as all other shares of Class A Common Stock held by the Original Investors, which are not subject to the KLM Option, are voted.

    Pursuant to the letter agreements entered into by the Corporation with several unions representing the Corporation's employees, in September 1994 the Original Investors entered into an agreement (together with the Stockholders' Agreement, the "Stockholders' Agreements"), with the IAM, the IBT, ALPA, certain trusts and separate arrangements that are signatories thereto and the Corporation under which certain rights were extended to the holders of the stock to be issued to the employee trusts established under the Employee Stock Plan. The Stockholders' Agreements provide among other things that the Original Investors may not transfer any of their shares of Common Stock prior to June 15, 1997, subject to certain exceptions. The Stockholders' Agreements were amended in 1995 to delete the provisions relating to "tag-along" rights and rights of first refusal and reoffer and to permit the Original Investors to vote their shares of Common Stock for the election of directors in addition to the 11 directors designated pursuant to the Stockholders' Agreement. The Stockholders' Agreement was also amended to delete any special voting requirements applicable to the Original Investors in connection with a merger or other business combination involving the Corporation. KLM instituted litigation against the other Original Investors seeking a declaratory judgment that such amendments to the Stockholders' Agreements are null and void. The Corporation and the Original Investors (other than KLM) believe that such litigation is without merit. In January 1997, in response to a motion filed by the Original Investor defendants and the Corporation, four of the six counts in KLM's complaint were dismissed.

    The terms and provisions of the Stockholders' Agreements will terminate on the earliest of (i) the date on which shares of Common Stock sold pursuant to a public offering, when aggregated with all other shares of Common Stock previously sold pursuant to public offerings, equal at least 50 percent of the Common Stock then outstanding on a fully diluted basis, (ii) the date on which none of the Original Investors and their respective affiliates own at least 10 percent of the original equity of the Corporation acquired by them in the acquisition and (iii) July 21, 1999.

    The Corporation has entered into an agreement with KLM providing that for the 15-year period following termination of the Stockholders' Agreement, KLM will be entitled to designate a number of directors on the Corporation's Board proportional to KLM's then percentage common equity interest in the Corporation (but not in excess of one-third of the Board seats or such lesser amount which is the maximum permitted under U.S. law). This agreement is terminable by either party if KLM should terminate the Commercial Cooperation and Integration Agreement entered into by the Corporation and KLM in September 1992.

FOREIGN OWNERSHIP OF SHARES

    The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as the Corporation, which owns a United States air carrier. The Corporation's certificate of incorporation provides that no share of the Corporation's voting stock may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock registry maintained by the Corporation for non-United States holders (the "Foreign Stock Registry"). The Corporation's bylaws provide that no shares of the Corporation's voting stock held by non-United States citizens will be registered on the Foreign Stock Registry if the amount so registered would exceed foreign ownership restrictions--currently 25 percent of the voting stock of the Corporation.

    As of the Record Date, shares representing 19.7 percent of the total outstanding voting stock of the Corporation (on a fully diluted and fully distributed basis) have been registered on the Foreign Stock Registry. KLM presently owns or controls and has registered on the Foreign Stock Registry 21,684,099 shares of Class A Common Stock, 1,308.8 shares of Series A Preferred Stock and 436.2 shares of Series B Preferred Stock, which constitute 19.7 percent of the total outstanding voting stock of the Corporation on a fully diluted and fully distributed basis. KLM has a priority right to register new Class A Common Stock it may acquire pursuant to an anti-dilution provision in favor of KLM contained in the Stockholders' Agreement. Any holder of Class A Common Stock who is not a United States citizen and has not registered its shares on the Foreign Stock Registry maintained by the Corporation will not be permitted to vote its shares at the Annual Meeting. The enclosed proxy card contains a certification that by signing the proxy card the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on the Corporation's Foreign Stock Registry.

    Under Section 40102(a)(15) of the Federal Aviation Act, the term "citizen of the United States" is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, and (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

VOTING PROCEDURES; QUORUM

    Shares of stock represented by a proxy card that is returned properly signed will be voted by the persons named as proxies in accordance with the instructions indicated on the proxy card. If a proxy card is signed and returned without instructions, the shares will be voted as recommended by the Board of Directors.

    A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Corporation, by delivery of a later-dated proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

    A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock that are outstanding and entitled to vote.

    The nominees for election to the Board of Directors (other than the nominees for the Series C Directors) receiving the greatest number of the affirmative votes cast by holders of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock, up to the 9 directors to be elected, will be elected as directors. Accordingly, so long as a quorum is present, abstentions or broker non-votes will have no effect on the election of directors. The election of the slate of nominees for the Series C Directors listed herein requires the approval of a majority of the votes cast by the holders of all shares of Series C Preferred Stock that are present at the Annual Meeting and entitled to vote. Therefore, with respect to the election of the Series C Directors, abstentions will have the same effect as votes against the slate of Series C Directors. The affirmative vote by the holders of the majority of the Class A Common Stock and Series C Preferred Stock present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter which may be acted upon at the Annual Meeting. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving any other matters which may be acted upon at the Annual Meeting.

VOTING SHARES HELD IN THE EMPLOYEE STOCK PLAN

    Shares allocated to the accounts of participants in the Employee Stock Plan may be voted through separate participant voting instruction cards that will be mailed to participants in the Employee Stock Plan. If a participant also owns shares outside the Employee Stock Plan, the participant must return both the proxy card and the voting instruction card. The trustees of the Employee Stock Plan will vote the number of shares allocated to a participant's account in accordance with the directions on the voting instruction card if the card is duly signed and received by April 23, 1997. Allocated shares for which each trustee receives no instructions and all unallocated shares will be voted by the trustee in its discretion.

ANNUAL MEETING ADMISSION

    If you plan to attend the Annual Meeting in person, please mark the appropriate box on the proxy card. Beneficial owners who plan to attend the Annual Meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Norwest Bank Minnesota, N.A., P.O. Box 64859, St. Paul, MN 55164-0859, Attn: Proxy Department. Stockholders who do not present admission tickets at the Annual Meeting will be admitted upon verification of ownership at the admissions counter.

                             ELECTION OF DIRECTORS

    It is proposed that 12 directors be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until the director's earlier resignation or removal. Each nominee is presently a director of the Corporation and also serves as a director of NWA Inc. and Northwest Airlines, which are affiliates of the Corporation. The persons named in the enclosed proxy intend to vote the shares covered by proxies for the election of the director-nominees named below. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, which is not anticipated, the shares covered by proxies will be voted for such substitute nominee, if any, as may be recommended by the Board of Directors.

    Under the terms of the Stockholders' Agreement, the Original Investors have agreed to vote their shares of Class A Common Stock and to cause their designees on the Board of Directors to vote to elect to the Board of Directors up to 11 individuals designated pursuant to the Stockholders' Agreement. Eight of the 12 nominees to the Board of Directors are designees under the Stockholders'
Agreement: Messrs. Checchi, Wilson, Dasburg, Malek, Kempner and Mondale were designated by the Checchi Family and the Wilson Family collectively; Mr. Blum was designated by Blum; and Mr. Vojta was designated by BTNY. Mr. Ravindran was nominated pursuant to the Corporation's Bylaws. Messrs. Ducy, Griswold and Woerth were nominated by the IAM, IBT and Northwest MEC, respectively.

    As a result of the election of 12 directors at the Annual Meeting, there will be three vacancies on the Board of Directors. Under the Stockholders' Agreement, KLM is entitled to designate three individuals to serve as directors. In February 1996, KLM's three designees to the Board of Directors resigned as directors. KLM has not subsequently designated any individuals to serve on the Board of Directors. Unless KLM designates prior to the Annual Meeting individuals to fill such vacancies, the proxies will not be voted for any nominees other than the twelve individuals named in this proxy statement.

INFORMATION CONCERNING DIRECTOR-NOMINEES

    Information with respect to the business experience and affiliations of the director-nominees follows:

    RICHARD C. BLUM, age 61, has served as a director of the Corporation since 1989. Mr. Blum is chairman and president of Richard C. Blum & Associates, Inc., which is the general partner of Richard C. Blum & Associates, L.P., a merchant banking firm which acts as general partner for various investment partnerships. Mr. Blum also serves as a director of the Shaklee Corporation (nutritional, household and personal care products), URS Corporation (architectural and engineering services), the Sumitomo Bank of California, CB Commercial Real Estate Group (formerly Coldwell Banker, a holding company for various real estate enterprises), and National Education Corporation (proprietary education and training).

    ALFRED A. CHECCHI, age 48, has been co-chairman of the Board of Directors since 1991 and has served as a director of the Corporation since 1989. From 1989 to 1991, Mr. Checchi served as sole chairman of the Board of Directors. Between 1983 and 1987, he was a principal of Bass Brothers Enterprises. Mr. Checchi began his business career at Marriott Corp. in 1975 and over the next eight years held a variety of management positions, including vice president of corporate development and treasurer.

    JOHN H. DASBURG, age 54, has served as president and chief executive officer and a director of the Corporation since 1990. Mr. Dasburg joined the Corporation in November 1989 as executive vice president of finance and administration and was named president and chief executive officer in November 1990. From 1987 to 1989, Mr. Dasburg served as president of Marriott's Lodging Group and as an executive vice president of Marriott Corp. From 1980 through 1987, he held various senior executive positions at Marriott. Prior to 1980, he was a partner of KPMG Peat Marwick. Mr. Dasburg is on the board of directors of Owens Corning (building and construction products) and The St. Paul Companies, Inc. (insurance). He also serves on the board of directors of the Mayo Foundation.

    THOMAS L. KEMPNER, age 69, has served as a director of the Corporation since 1989. Mr. Kempner is chairman and chief executive officer of Loeb Partners Corporation (investment bankers), a position he has held since 1983. He is a director of Richard C. Blum & Associates, Inc., which is the general partner of Richard C. Blum & Associates, L.P., Alcide Corporation (agri/medical biotechnology), CCC Information Services, Inc. (collision estimating), Energy Research Corporation (fuel cells and batteries), Igene Biotechnology, Inc. (biotechnology), Intermagnetics General Corporation (manufacturer of superconductive materials) and Roper Starch Worldwide, Inc. (market research operation).

    FREDERIC V. MALEK, age 60, has served as a director of the Corporation since 1989. Mr. Malek served as president of Northwest Airlines from late 1989 to mid-1990 and was vice chairman of Northwest Airlines from 1990 through 1991. Mr. Malek is chairman of Thayer Capital Partners, a Washington, D.C.-based merchant bank, which Mr. Malek formed in 1993. Mr. Malek is a director of American Management Systems, Inc. (computer service and consulting), Automatic Data Processing, Inc. (payroll data processing), CB Commercial Real Estate Group (formerly Coldwell Banker, a holding company for various real estate enterprises), Choice Hotels, Inc. (hotel franchising), FPL Group, Inc. (electric utility), Intrav, Inc. (international travel services), Manor Care, Inc. (nursing homes and lodging services), National Education Corporation (proprietary education and training) and various mutual funds sponsored by PaineWebber Group Inc.

    WALTER F. MONDALE, age 69, was re-elected as a director of the Corporation in January 1977 and served as a director of the Corporation from 1989 to 1993. Mr. Mondale served as the U.S. Ambassador to Japan from 1993 to 1996, served as Vice President of the United States from 1977 to 1981 and served in the U.S. Senate from 1964 through 1977. Mr. Mondale is on the board of directors of CNA Financial Corp. (insurance) and is currently a partner of the law firm of Dorsey & Whitney LLP. He also serves on the boards of directors of the Mayo Foundation and the University of Minnesota Foundation.

    V. A. RAVINDRAN, age 49, has served as a director of the Corporation since May 1992. Since 1987, Mr. Ravindran has been the president of Paracor Finance Inc. (formerly Elders Finance, Inc.), a United States merchant bank wholly owned by Fosters Brewing Group Ltd. of Australia. He also serves as a director of L.A. Gear, Inc. (athletic footwear). From 1987 to 1992, Mr. Ravindran was an executive director of EFG Holdings (USA), the finance group holding company of Fosters Brewing Group Ltd. of Australia.

    GEORGE J. VOJTA, age 61, has served as a director of the Corporation since October 1992. Mr. Vojta has served as vice chairman and director of Bankers Trust New York Corporation and Bankers Trust Company since 1992 and as a member of the management committee since 1984. He is also a director of Private Export Funding Corporation (financing of United States exports), a member of the New York State Banking Board and chairman of the Wharton Financial Services Center at the University of Pennsylvania (financial research and publication).

    GARY L. WILSON, age 57, has been co-chairman of the Board of Directors since 1991 and has served as a director of the Corporation since 1989. Mr. Wilson also serves as a director of CB Commercial Real Estate Group (formerly Coldwell Banker, a holding company for various real estate enterprises), On Command Corp. (hotel movie distribution systems) and The Walt Disney Company. He joined Disney in 1985 as executive vice president and chief financial officer and a director. Before joining Disney, Mr. Wilson served for 11 years in executive positions at Marriott Corp., including executive vice president and chief financial officer. Mr. Wilson serves on the board of trustees of Duke University.

SERIES C DIRECTORS

    TOM DUCY, age 67, has served as a director of the Corporation since November 1993. Mr. Ducy is the retired General Secretary and Treasurer of the IAM, a position he held from 1988 to June 1993. Mr. Ducy was originally appointed to the Board pursuant to the Equity Letter Agreement dated as of August 1, 1993 among the Corporation, Northwest Airlines and the IAM.

    MARVIN L. GRISWOLD, age 63, has served as a director of the Corporation since August 1993. Mr. Griswold is the retired International Director of the Teamsters Airline Division, a position he held from 1991 to September 1995. Prior to that he was president or principal officer of Airline Division Local Union Affiliates of the IBT. Mr. Griswold was originally appointed to the Board pursuant to the Equity Letter Agreement dated as of August 1, 1993 among the Corporation, Northwest Airlines and the IBT.

    DUANE E. WOERTH, age 48, has served as a director of the Corporation since August 1993. Captain Woerth, a Northwest Airlines pilot for 14 years, has served as first vice president of ALPA since January 1991. Captain Woerth was the chairman of the Northwest MEC from May 1990 to December 1990. Captain Woerth was originally appointed to the Board pursuant to the Equity Letter Agreement dated as of August 4, 1993 among the Corporation, Northwest Airlines and ALPA.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

ATTENDANCE

    During 1996, the Board of Directors held five regularly scheduled and five special meetings. The Board of Directors will hold five regularly scheduled meetings in 1997. During 1996, each of the incumbent directors attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the committees on which he served with the exception of Mr. Blum.

COMMITTEES ESTABLISHED BY THE BOARD

    The Board of Directors has established committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.

    The Finance Committee is presently comprised of Messrs. Dasburg (Chairman), Blum, Ducy and Wilson and ten members of the Corporation's senior management. The committee reviews the Corporation's business and financial strategies, the annual operating and capital budgets and proposed capital expenditures and sales of the Corporation's assets and acquisitions in excess of $1 million. The committee has the authority to approve proposed capital expenditures, acquisitions and sales of the Corporation's assets not exceeding $10 million. The committee met nine times during 1996.

    The Audit, Safety and Environmental Committee is presently comprised of Messrs. Kempner (Chairman), Griswold and Mondale. The committee provides assistance to the Board of Directors in fulfilling its responsibility to stockholders and the investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The committee also acts on behalf of the Board of Directors to review management's actions to see that the Corporation's operations are performed with the highest degree of safety and in compliance with all environmental laws. The committee met two times during 1996.

    The Compensation and Stock Option Committee is presently comprised of Messrs. Malek (Chairman), Blum, Ravindran and Woerth. The committee reviews and approves all general compensation, bonus and incentive programs and plans for the management employees of the Corporation and all employment contracts, incentive programs or other financial arrangements between the Corporation and the Chief Executive Officer and the executives who report directly to the Chief Executive Officer. The committee participates in senior management succession planning, the review and approval of management succession programs, career pathing programs, senior management evaluation, and the development of training programs. A subcommittee comprised of Messrs. Blum and Ravindran exercises all of the powers, duties and responsibilities with respect to the Corporation's stock option plans. The committee met five times during 1996.

COMPENSATION OF DIRECTORS

    The Corporation's current policy is to not pay any fees to its directors, except as described below for independent directors. Directors are reimbursed for ordinary expenses incurred in connection with their attendance at Board and committee meetings. Directors and their spouses and dependent children are eligible for complimentary transportation privileges on Northwest Airlines. Each director also is entitled to $20,000 of complimentary travel benefits per year on Northwest Airlines which the director may extend to other persons.

    The Corporation's current policy is to pay fees to its independent directors, i.e., non-management directors who are not affiliated with a party to the Stockholders' Agreements. Currently, Messrs. Ravindran and Mondale are the only such independent directors. Each independent director receives an annual retainer of $25,000 for Board service and an attendance fee of $1,000 for each Board meeting and each committee meeting attended. Independent directors are also reimbursed for ordinary expenses incurred in connection with their attendance at Board and committee meetings and, together with their spouse and dependent children, are also eligible for complimentary transportation privileges on Northwest Airlines. Independent directors may elect to receive all or part of the $20,000 of complimentary travel benefits per year on Northwest Airlines in return for a dollar for dollar reduction of the annual retainer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1996, the members of the Compensation and Stock Option Committee were Messrs. Malek (Chairman), Blum, Ravindran and Woerth. Mr. Malek served as president of the Corporation from late 1989 to mid-1990. Mr. Woerth, a Northwest Airlines pilot for 14 years, currently is serving as first vice president of ALPA and is entitled to return to Northwest Airlines as an airline pilot. Messrs. Malek, Woerth, Blum and Ravindran were designated to serve on the Board of Directors by stockholders who currently hold in the aggregate approximately
41.2 million shares of the Corporation's Common Stock. In view of the substantial equity interest in the Corporation represented by these directors, the Board of Directors believes that their participation in establishing the compensation policies of the Corporation is in the best interests of maximizing stockholder value in the Corporation. The committee members have no interlocking relationships as defined by the rules and regulations of the Securities and Exchange Commission.

RELATED PARTY TRANSACTIONS

    Certain director-nominees are or have been executive officers of companies that sell services or extend credit to the Corporation in the ordinary course of business. Mr. Vojta is currently Vice Chairman and a director of Bankers Trust New York Corporation and Bankers Trust Company, which perform commercial and investment banking services for the Corporation in the ordinary course of business. Bankers Trust Company serves as agent and lender under certain of the Corporation's credit facilities for which it receives customary fees and compensation. BT Securities Corporation, a subsidiary of Bankers Trust New York Corporation, was an underwriter for an offering of enhanced pass-through equipment trust certificates in June 1996 for which it received customary fees and compensation. Mr. Mondale is a partner of the law firm of Dorsey & Whitney LLP, which provides legal services to the Corporation.

                       BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Common Stock beneficially owned, as of February 28, 1997, by each current nominee for director of the Corporation, each executive officer named in the Summary Compensation Table presented elsewhere in this proxy statement, and all directors and executive officers of the Corporation as a group. Information is set forth below as to the beneficial ownership of Class A Common Stock and Class B Common Stock (which is non-voting stock but is convertible into Class A Common Stock, subject to foreign ownership and bank holding company restrictions). Unless otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.

                                                             CLASS A COMMON           CLASS B COMMON
                                                              STOCK(1)(2)              STOCK(1)(2)
                                                         ----------------------   ----------------------
                                                                                                             TOTAL
                                                                                                           SHARES OF   PERCENT OF
                                                         NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF     COMMON      COMMON
NAME OF BENEFICIAL OWNER                                   SHARES      CLASS       SHARES       CLASS        STOCK     STOCK(12)
-------------------------------------------------------  ----------  ----------   ---------   ----------   ----------  ----------
DIRECTORS
Alfred A. Checchi(3)...................................  11,400,117     11.4           --         --       11,400,117     10.0
Gary L. Wilson(4)......................................  11,400,117     11.4           --         --       11,400,117     10.0
John H. Dasburg........................................     776,034        *        1,193          *          777,227        *
Frederic V. Malek(5)...................................     749,187        *           --         --          749,187        *
Richard C. Blum(6).....................................   5,660,145      5.7           --         --        5,660,145      5.0
Tom Ducy(7)............................................          --       --           --         --               --       --
Marvin L. Griswold(8)..................................          --       --           --         --               --       --
Thomas L. Kempner(9)...................................          --       --           --         --               --       --
V. A. Ravindran........................................       1,000        *           --         --            1,000        *
Duane E. Woerth(10)....................................          --       --           --         --               --       --
George J. Vojta(11)....................................          --       --           --         --               --       --
Walter F. Mondale......................................         300        *           --         --              300        *

EXECUTIVE OFFICERS
Michael E. Levine......................................     235,062        *          814          *          235,876        *
Donald A. Washburn.....................................     190,676        *          785          *          191,461        *
Christopher E. Clouser.................................     189,696        *          676          *          190,372        *
Douglas M. Steenland...................................      81,932        *          522          *           82,454        *
All directors and executive officers as a group (22
 persons)..............................................  31,140,799     31.2        6,932          *       31,147,731     27.3

------------------------------

* Less than 1%

(1) The figures shown include shares allocated as of February 28, 1997 to the accounts of participants under the Employee Stock Plan.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that such person has the right to acquire within 60 days. The figures shown include shares subject to stock options granted under the 1990 Stock Option Plan and the 1994 Stock Incentive Plan of the Corporation which the particular individual or group has the right to acquire within 60 days of February 28, 1997. The figures shown do not include the number of shares of Class A Common Stock issuable upon conversion of Class B Common Stock or the number of shares of Class B Common Stock issuable upon conversion of Class A Common Stock, even though such conversions are permitted at any time. In addition, the numbers in the table for an Original Investor who has shares of Common Stock subject to the KLM Option include such person's shares of Common Stock subject to the KLM Option; the Stockholders' Agreement provides for the 5,270,038 shares of Common Stock subject to the KLM Option to be held under an escrow arrangement and, with respect to each matter to be voted on at the Annual Meeting by the holders of the Class A Common Stock, to be voted by the escrow agent in the same proportion as all other shares of Class A Common Stock held by the Original Investors, which are not subject to the KLM Option, are voted.

(3) Includes 5,940,651 shares of Class A Common Stock beneficially owned by trusts for Mr. Checchi's family, as to which Mr. Checchi shares voting and investment power with Gary L. Wilson who is the trustee of such trusts.

(4) Includes 5,875,946 shares of Class A Common Stock held by members of Mr. Wilson's family as to which Mr. Wilson has sole voting power. Does not include the 5,940,651 shares of Class A Common Stock owned by trusts for Mr. Checchi's family, as to which Mr. Checchi and Mr. Wilson as trustee of such trusts share voting and investment power.

(5) Includes 465,160 shares of Class A Common Stock held by trusts for Mr. Malek's family and 97,751 shares of Class A Common Stock issuable upon the exercise of a stock option granted to Mr. Malek in December 1989 under the Corporation's 1990 Stock Option Plan.

(6) Includes (i) 263,502 shares beneficially owned by Richard C. Blum & Associates, L.P., and (ii) 5,396,643 shares beneficially owned by Richard C. Blum & Associates--NWA Partners, L.P., a limited partnership of which Richard C. Blum & Associates, L.P. acts as general partner. Richard C. Blum & Associates--NWA Partners, L.P. also owns 1,727 shares of Series B Preferred Stock. The Series B Preferred Stock, as well as the Series A Preferred Stock, is entitled to vote with the Class A Common Stock on the election of directors. Mr. Blum is a partner of Richard C. Blum & Associates, L.P., and a controlling person and chairman of Richard C. Blum & Associates, Inc., the general partner of Richard C. Blum & Associates, L.P. Mr. Blum disclaims beneficial ownership of the shares beneficially owned by Richard C. Blum & Associates, L.P. and Richard C. Blum & Associates-NWA Partners, L.P.

(7) Mr. Ducy is the retired general secretary and treasurer of the IAM. Mr. Ducy disclaims beneficial ownership of the shares beneficially owned by the trust for IAM employees under the Employee Stock Plan.

(8) Mr. Griswold is the retired international director of the Teamsters Airline Division. Mr. Griswold disclaims beneficial ownership of the shares beneficially owned by the trust for IBT employees under the Employee Stock Plan.

(9) Mr. Kempner is a director of Richard C. Blum & Associates, Inc., the general partner of Richard C. Blum & Associates, L.P. Mr. Kempner disclaims beneficial ownership of any shares beneficially owned by Richard C. Blum & Associates, L.P. or Richard C. Blum & Associates--NWA Partners, L.P.

(10) Mr. Woerth is first vice president of ALPA. Mr. Woerth disclaims beneficial ownership of the shares beneficially owned by the trust for ALPA employees under the Employee Stock Plan.

(11) Mr. Vojta is vice chairman and director of BTNY and Bankers Trust Company. Mr. Vojta disclaims beneficial ownership of the shares beneficially owned by BTNY.

(12) Assumes conversion of the Series C Preferred Stock and the issuance of Class A Common Stock pursuant to stock options that are exercisable within 60 days of February 28, 1997.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF VOTING STOCK

    The following table sets forth the holdings, as of February 28, 1997, of the Corporation's capital stock of each person known to the Corporation to beneficially own more than five percent of any class of the Corporation's voting securities.

                                                               CLASS A COMMON        CLASS B COMMON
                                                                  STOCK(1)             STOCK(1)(2)
                                                            --------------------   -------------------
                                                                                                          PERCENT OF    PERCENT OF
                                                            NUMBER OF   PERCENT    NUMBER OF  PERCENT    TOTAL VOTING     COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(3)                       SHARES    OF CLASS    SHARES    OF CLASS    POWER(13)     STOCK(13)
----------------------------------------------------------  ----------  --------   ---------  --------   ------------   ----------
Alfred A. Checchi(4)                                        11,400,117    11.4            --      --         10.4          10.0
  Suite 350
  1455 Pennsylvania Ave.
  Washington, D.C. 20004
Gary L. Wilson(5)                                           11,400,117    11.4            --      --         10.4          10.0
  Suite 350
  1455 Pennsylvania Ave.
  Washington, D.C. 20004
Richard C. Blum & Associates, L.P.(6)                        5,660,145     5.7            --      --          5.1           5.0
  909 Montgomery Street, Suite 400
  San Francisco, CA 84133
Bankers Trust New York Corporation(7)                              999       *     2,635,020    78.4            *           2.3
  130 Liberty Street, 31st Floor
  New York, NY 10006
Koninklijke Luchtvaart Maatschappij, N.V. (KLM)(8)          21,684,099    21.7            --      --         19.7          19.0
  Amsterdamseweg 55
  1192 G P Amstelveen
  The Netherlands
William S. Zoller, as Trustee of the Trust for ALPA
  employees(1)(9)                                           11,526,622    11.5       597,916    17.8         10.5          10.6
  c/o State Street Bank & Trust Company
  200 Newport Avenue, Q3N
  North Quincy, MA 02171
Thomas R. Roth, as Trustee of the Trust for IAM
  employees(1)                                                      --      --            --      --          6.9           7.0
  c/o State Street Bank & Trust Company
  200 Newport Avenue, Q3N
  North Quincy, MA 02171
Steven L. Hester, as Trustee of the Trust for IBT
  employees(1)                                                      --      --            --      --          1.7           1.7
  c/o State Street Bank & Trust Company
  200 Newport Avenue, Q3N
  North Quincy, MA 02171
State Street Bank & Trust Company, as Trustee of the Trust
  for all other employees(1)(9)(10)                          2,424,881     2.4       125,788     3.8          2.8           2.9
  200 Newport Avenue, Q3N
  North Quincy, MA 02171
The Equitable Companies Incorporated(11)                    14,305,581    14.3            --      --         13.0          12.6
  787 Seventh Avenue
  New York, NY 10019
FMR Corp.(12)                                                7,660,000     7.7            --      --          7.0           6.7
  82 Devonshire Street
  Boston, MA 02109

------------------------------

* Less than 1%

(1) A total of 16,639,345 shares of Class A Common Stock, 863,143 shares of Class B Common Stock and 9,048,892 shares of Series C Preferred Stock are expected to be issued to trusts established for the benefit of the Corporation's union and management employees in installments over a period ending in March 1997. Of these shares, 7,378,394 shares of Series C Preferred Stock, 12,355,641 shares of Class A Common Stock and 1,573,629 shares of Class B Common Stock have been issued to the employee trusts. Of the 9,048,892 shares of Series C Preferred Stock expected to be issued to the trusts, 7,241,215 shares are expected to be issued to the trust for the IAM employees, 1,807,599 shares are expected to be issued to the trust for the IBT employees, and 78 shares have been issued to the trust for ALPA employees. The 9,048,892 shares of Series C Preferred Stock are convertible into 11,733,990 shares of Class A Common Stock and 608,698 shares of Class B Common Stock.

(2) The Class B Common Stock does not have any voting rights but is convertible on a share-for-share basis into shares of Class A Common Stock.

(3) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). For purposes of this table, a person is deemed as of any date to have beneficial ownership of any security that such person has the right to acquire within 60 days after such date. However, the numbers in the table do not include the number of shares of Class A Common Stock issuable upon conversion of Class B Common Stock or the number of shares of Class B Common Stock issuable upon conversion of Class A Common Stock, even though such conversions are permitted at any time. In addition, the numbers in the table for an Original Investor who has shares of Common Stock subject to the KLM Option include such person's shares of Common Stock subject to the KLM Option; the Stockholders' Agreement provides for the 5,270,038 shares of Common Stock subject to the KLM Option to be held under an escrow arrangement and, with respect to each matter to be voted on at the Annual Meeting by the holders of the Class A Common Stock, to be voted by the escrow agent in the same proportion as all other shares of Class A Common Stock held by the Original Investors, which are not subject to the KLM Option, are voted.

(4) Includes 5,940,651 shares of Class A Common Stock beneficially owned by trusts for Mr. Checchi's family, as to which Mr. Checchi shares voting and investment power with Gary L. Wilson who is the trustee of such trusts.

(5) Includes 5,875,946 shares of Class A Common Stock held by members of Mr. Wilson's family as to which Mr. Wilson has sole voting power. Does not include the 5,940,651 shares of Class A Common Stock owned by trusts for Mr. Checchi's family, as to which Mr. Checchi and Mr. Wilson as trustee of such trusts share voting and investment power.

(6) Includes (i) 263,502 shares beneficially owned by Richard C. Blum & Associates, L.P., and (ii) 5,396,643 shares beneficially owned by Richard C. Blum & Associates--NWA Partners, L.P., a limited partnership of which Richard C. Blum & Associates, L.P. acts as general partner. Richard C. Blum & Associates--NWA Partners, L.P. also owns 1,727 shares of Series B Preferred Stock. The Series B Preferred Stock, as well as the Series A Preferred Stock, is entitled to vote with the Class A Common Stock on the election of directors.

(7) BTNY's beneficial ownership as of December 31, 1996 does not include 86,600 shares of Class A Common Stock held in accounts over which Bankers Trust Company exercises investment discretion in a fiduciary capacity.

(8) KLM also beneficially owns 1,308.8 shares of Series A Preferred Stock and
    436.2 shares of Series B Preferred Stock.

(9) Stock ownership for these trusts reflects shares that are to be issued to the trusts pursuant to their exercise of the Special Conversion Option. Includes 2,996,987 and 576,231 shares of Common Stock expected to be issued in March 1997 to William S. Zoller, as Trustee of the trust for ALPA employees, and to State Street Bank & Trust Company, as trustee of the trust for all other employees, respectively, which shares are not eligible to vote at the Annual Meeting.

(10) Includes 493,307 shares of Series C Preferred Stock held by State Street Bank & Trust Company as Trustee of the nonqualified trust for the IAM and IBT employees.

(11) Based on a Schedule 13G filed with the Securities and Exchange Commission by The Equitable Companies Incorporated indicating that at December 31, 1996, The Equitable Companies Incorporated, through subsidiaries and affiliates, had sole voting power over 9,817,116 of such shares, shared voting power over 466,760 of such shares and sole dispositive power over 14,305,581 of such shares.

(12) Based on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. indicating that at December 31, 1996, FMR Corp., through subsidiaries and affiliates, had sole voting power over 59,900 of such shares and sole dispositive power over 7,660,000 of such shares.

(13) Assumes conversion of the Series C Preferred Stock and the issuance of Class A Common Stock pursuant to stock options that are exercisable within 60 days of February 28, 1997. The table does not reflect 3,472 shares of Series A and B Preferred Stock which have one vote each for the election of directors.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

POLICY

    The goals of the Corporation's executive compensation programs are (i) to attract and retain the best and most experienced executives, (ii) to integrate executive and stockholder interests by means of equity, risk-based compensation, and (iii) to compensate executives based on both corporate and individual performances.

DISCUSSION

    BASE SALARY. The Committee reviews on an annual basis the base salary of Mr. Dasburg and each of the seven senior executives who report directly to Mr. Dasburg. Adjustments in base salary are made on the basis of individual performance, scope of responsibilities and corporate profitability. Also, on an ongoing basis, the Corporation surveys the base salaries of executives at the other large United States airlines and at other companies (such as large service or travel related companies) with whom the Corporation competes for executives. From August 1, 1993 through September 30, 1996, the base salary of Mr. Dasburg and each of the Corporation's executives was reduced by approximately 20 percent as part of the Corporation's overall employee wage savings program.

    INCENTIVE COMPENSATION PLAN. The Committee establishes annually an incentive compensation plan. The 1996 Key Employee Cash Incentive Plan (the "Cash Incentive Plan") has as its objectives: (i) the retention of key employees by delivering total annual compensation that is comparable to the compensation paid by airline and non-airline businesses with whom the Corporation competes for executives; (ii) the encouragement of teamwork and individual performance by providing rewards for achievement of corporate goals, as well as individual performance objectives; and (iii) the establishment of a diverse work force by providing rewards for achievement of affirmative action goals and other diversity efforts.

    The Cash Incentive Plan establishes for the senior officer participants in the Cash Incentive Plan a target incentive payment equal to a percentage of base salary as the award for 100 percent completion of corporate profitability, individual and diversity goals, which are assigned weightings of 75 percent,
22.5 percent and 2.5 percent, respectively. The target incentive payment for the senior officer participants, including the executive officers named in the Summary Compensation Table who participate in the Cash Incentive Plan (all except Mr. Dasburg), equaled 60 percent of base salary for 1996. For 120 percent completion of the corporate profitability goal, the target incentive for that portion of the incentive payment increases to a maximum of 100 percent of base salary on a weighted basis. Completion of the individual and diversity goals cannot on an aggregate basis for all employees participating in the Cash Incentive Plan exceed 100 percent of such goals, although particular individual employees may have a completion factor in excess of 100 percent.

    The corporate profitability component of the Cash Incentive Plan is based on the extent to which the Corporation meets its income contribution target for the year. The income contribution target is defined as operating income adjusted by adding back aircraft ownership costs (aircraft rentals and depreciation) and stock-based compensation expense which is calculated based on the value of the Corporation's Common Stock and Series C Preferred Stock on December 31 for 1995 and 1994 and on the dates the different wage savings periods for each of the labor groups ended in 1996. The formula is designed to focus on the income and expense elements that management employees have the ability to influence through their performance and to eliminate potentially counterproductive incentives such as are associated with the stock-based compensation expense (the lower the price of the stock, the lower the compensation expense and the higher the income contribution number and vice versa). A performance formula is established annually based on the operating budget approved by the Board of Directors for the year, subject to adjustment by the Committee. The performance formula specifies levels of payment for specific levels of income contribution, expressed as a percent of the target incentive amount. The Committee made adjustments in 1996 to the formula to normalize for certain external events such as the expiration of the federal ticket tax and fluctuations in the price of fuel and the dollar/yen exchange rate. In 1996, the income contribution necessary to attain 100 percent completion of the target incentive payment was $2,195.7 million. In 1996, the Corporation's income contribution totaled $2,089.3 million. The Corporation's financial performance must equal at least 80 percent of the income contribution target in order for there to be any payment under either the financial or individual components of the Cash Incentive Plan.

    The individual objective component of the Cash Incentive Plan is based on the degree to which participants meet individual performance objectives that have been established for the year as part of the Corporation's management by objective system. The Chief Executive Officer establishes the performance objectives for each of the executives reporting to him. These objectives typically number between six and ten and are weighted to reflect their relative priority.

    Performance of diversity objectives is measured by the achievement of affirmative action goals based on the hiring, development and promotion of individuals in protected classes and other diversity initiatives.

    STOCK OPTION AWARDS. Pursuant to the 1994 Northwest Airlines Corporation Stock Incentive Plan, the Committee may grant stock options. The purpose of the stock incentive plan is to further the growth, development and financial success of the Corporation by aligning the personal interests of key employees through ownership of the Corporation's Common Stock with those of the Corporation's stockholders.

    Stock option awards generally are based on individual performance and contribution. The Chief Executive Officer makes recommendations to the Committee with respect to stock option awards to the Corporation's executives. The Committee determines stock option awards for the Chief Executive Officer.

    In October 1996 the Committee granted stock options to all of the Corporation's director-level and above employees, including the executive officers named in the Summary Compensation Table (except for Mr. Dasburg). The number of the stock options granted to an employee (including the named executive officers) was based on the employee's management level and compensation.

    CEO COMPENSATION. Upon joining the Corporation in November 1989 as Executive Vice President of Finance and Administration, Mr. Dasburg's base salary was set at $500,000 per year with a target incentive payment of $500,000 per year. Mr. Dasburg was named President and Chief Executive Officer in November 1990 and at his request received no increase in either his base salary or target incentive payment at that time. Since November 1990, Mr. Dasburg has requested that the Corporation not consider any increase in his base salary or target incentive payment. In addition, effective August 1, 1993, Mr. Dasburg's base salary was reduced by approximately 20 percent as part of the Corporation's overall employee wage savings program. In 1996, Mr. Dasburg's base salary was $427,813, $72,187 less than his salary in 1989.

    Mr. Dasburg's 1996 incentive payment equaled $455,938. For 1996, the Committee established for Mr. Dasburg a series of management goals and objectives for him to accomplish. Over the course of 1996, the Committee assessed Mr. Dasburg's attainment of these goals and based his 1996 incentive payment upon his performance in attaining these goals. Among the factors the Committee took into account in determining Mr. Dasburg's 1996 incentive payment were the Corporation's record 1996 net income and the profitability of the Corporation in comparison to other U.S. and foreign flag airlines. The Company's three year wage savings program expired on September 30, 1996 for management employees and Mr. Dasburg's base salary returned to its August 1, 1993 level effective October 1, 1996. For this reason, Mr. Dasburg's 1996 base salary exceeded his 1995 base salary. However, Mr. Dasburg's 1996 combined base salary and incentive compensation equaled his 1995 combined base salary and incentive compensation.

    In view of Mr. Dasburg's performance and importance to the Corporation's continuing profitability, the Corporation's Board of Directors authorized the Committee and its Chairman to develop long term performance and retention plans for Mr. Dasburg. In January 1996, such plans were established. Pursuant to them, Mr. Dasburg was awarded 500,000 phantom stock units which vest over the nine year period from 1996 to 2004. The vesting of 400,000 of the units is subject to the satisfaction of performance based criteria. See "Long Term Incentive Plan Awards in Last Fiscal Year" for a description of the Northwest Airlines Corporation 1996 Retention and Long Term Incentive Compensation Plan under which the 400,000 units were awarded. No stock options were granted to Mr. Dasburg in 1996.

    In 1996 and 1997, the Corporation also granted additional supplemental retirement benefits to Mr. Dasburg. See "Pension Plan Table."

    COMPLIANCE WITH THE $1 MILLION LIMIT ON DEDUCTIBLE COMPENSATION.  In 1993,
Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Corporation, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and four other most highly compensated executive officers. Certain "performance based" compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

    To the extent consistent with the Corporation's compensation policies and the Committee's assessment of the interests of stockholders, the Corporation intends to comply with the requirements for the deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in compliance with Section 162(m) against the value of the tax benefits to be obtained by the Corporation thereby, and will in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

                                         Compensation and Stock Option Committee

                                                     Frederic V. Malek, Chairman
                                                         Richard C. Blum
                                                         V. A. Ravindran
                                                         Duane E. Woerth

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation earned by the Corporation's president and chief executive officer and the four other most highly paid executive officers of the Corporation for services rendered in all capacities to the Corporation during 1996:

                                                            ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                                  ---------------------------------------   ------------------------
                                                               INCENTIVE                                    SHARES
                                                              COMPENSATION   OTHER ANNUAL   RESTRICTED    UNDERLYING    ALL OTHER
                                                  SALARY(1)     (BONUS)      COMPENSATION   UNIT AWARDS    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR      $            $            (2) $            $            #             $
------------------------------------------  ----  ---------   ------------   ------------   -----------   ----------   ------------
John H. Dasburg                             1996    427,813     455,938         27,499       3,703,750(3)       --       132,741(4)
President & Chief                           1995    403,751     480,000             --              --          --       197,490(5)
Executive Officer                           1994    403,751     450,000             --              --     477,213        86,478(5)

Michael E. Levine                           1996    330,930     238,261         29,883              --      32,126       118,037(4)
Executive Vice President-                   1995    292,142     311,333             --              --          --       139,485(5)
Marketing & International                   1994    283,751     265,561             --              --     190,885        59,922(5)

Donald A. Washburn                          1996    330,930     162,134         24,859              --      82,126       111,448(4)
Executive Vice President-                   1995    292,142     311,310             --              --      39,525       139,573(5)
Customer Service & Operations               1994    262,084     246,592             --              --      83,989        53,546(5)

Christopher E. Clouser                      1996    281,979     203,005         27,503              --      27,789        95,191(4)
Senior Vice President-                      1995    250,416     266,126             --              --          --       118,398(5)
Administration                              1994    243,750     227,624             --              --      83,989        45,427(5)

Douglas M. Steenland                        1996    281,313     199,914         17,500              --      27,789        87,847(4)
Senior Vice President                       1995    203,750     216,657             --              --          --        93,874(5)
General Counsel and Secretary               1994    183,750     170,718             --              --      86,745        34,956(5)

------------------------------

(1) Base salaries for each of the named executive officers for 1994, 1995 and 1996 (until October 1) reflect the wage reductions taken by management employees in connection with the labor cost savings agreements entered into by the Corporation and its unions during 1993.

(2) Represents amounts reimbursed for the payment of taxes.

(3) Represents the cash payment value of 100,000 phantom stock units granted in January 1996 on the vesting date (August 15, 1996) of such units. Each unit represented the right to receive a cash payment on the vesting date equal to the average closing price of a share of Class A Common Stock reported on the Nasdaq National Market for the ten trading day period ending on the trading day preceding the vesting date ($37.0375 per share for the applicable period for such units).

(4) Represents the fair market value of shares of Common Stock of the Corporation to be allocated in March 1997 to the participant's account under the Corporation's Employee Stock Plan in respect of 1996 based on the per share closing price of Class A Common Stock on the Nasdaq National Market on December 31, 1996 ($39.125) (Dasburg: $87,201; Levine: $68,037; Washburn:
    $68,802; Clouser: $55,882; and Steenland: $60,099) and the full amount of premiums paid by the Corporation for executive life insurance policies owned by the executives whereby the Corporation will recover certain premiums in the event of an executive's death. The premium amounts were: Dasburg:
    $45,540; Levine: $50,000; Washburn: $42,646; Clouser: $39,309; and
    Steenland: $27,748.

(5) Represents the fair market value of shares of Common Stock of the Corporation allocated to the participant's account under the Corporation's Employee Stock Plan on the date of the contribution of such shares by the Corporation.

STOCK OPTION GRANTS IN 1996(1)

    The following table provides information on stock option grants in 1996 to the named executive officers and the groups described in the table.

                                                                                INDIVIDUAL GRANTS
                                                            ---------------------------------------------------------
                                                                                PERCENT
                                                               NUMBER OF        OF TOTAL
                                                                SHARES          OPTIONS
                                                              UNDERLYING       GRANTED TO    EXERCISE OR                GRANT DATE
                                                            OPTIONS GRANTED   EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
NAME                                                              (#)             1996         ($/SH)         DATE      VALUE($)(2)
----------------------------------------------------------  ---------------   ------------   -----------   ----------   -----------
John H. Dasburg...........................................           --             --             --             --           --
Michael E. Levine.........................................       32,126            1.7          35.63       10/01/06      488,598
Donald A. Washburn........................................       32,126            1.7          35.63       10/01/06      488,598
                                                                 50,000            2.8          31.88       10/14/06      677,435
Christopher E. Clouser....................................       27,789            1.5          35.63       10/01/06      422,637
Douglas M. Steenland......................................       27,789            1.5          35.63       10/01/06      422,637
All executive officers as a group (11 persons)............      836,645           45.6
All employees, who are not executive officers, as a group
 (326 persons)............................................      999,492           54.4

------------------------------

(1) Each stock option has a term of 10 years. The options are generally exercisable in increments of 20 percent per year over a five year period.

(2) The Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's projected volatility, the exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) risk-free rate of return: 6.433 percent for the October 1, 1996 grants and 6.347 percent for the October 14, 1996 grant, (ii) expected stock price volatility: 30.00 percent, (iii) exercise period: six years from the grant date, and (iv) dividend yield: 0.00 percent.

STOCK OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 STOCK OPTION VALUES

                                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                                  UNDERLYING                   IN-THE-MONEY
                                                                           UNEXERCISED OPTIONS HELD             OPTIONS AT
                                           SHARES                            AT DECEMBER 31, 1996          DECEMBER 31, 1996(1)
                                         ACQUIRED ON         VALUE        ---------------------------   ---------------------------
NAME                                    EXERCISE (#)      REALIZED ($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  ---------------   --------------   -----------   -------------   -----------   -------------
John H. Dasburg......................       60,000         2,086,225        647,362        238,606       20,288,649     6,233,581
Michael E. Levine....................      100,000         4,599,795        180,945        127,568        5,433,435     2,605,863
Donald A. Washburn...................           --                --        153,628        153,763        4,799,644     2,183,421
Christopher E. Clouser...............           --                --        153,509         89,545        4,931,528     1,873,871
Douglas M. Steenland.................           --                --         66,688         81,864        1,899,965     1,563,555

------------------------------

(1) Based on the per share closing price of Class A Common Stock ($39.125) on the Nasdaq National Market on December 31, 1996 minus the exercise price of such options.

LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                NUMBER OF SHARES UNITS,   PERFORMANCE OR OTHER PERIOD UNTIL
NAME                            OR OTHER RIGHTS (#) (1)         MATURATION OR PAYOUT
------------------------------  -----------------------   ---------------------------------
John H. Dasburg...............    400,000 units                   12/31/97-12/31/04
Michael E. Levine.............                --                                 --
Donald A. Washburn............                --                                 --
Christopher E. Clouser........                --                                 --
Douglas M. Steenland..........                --                                 --

------------------------------

(1) The phantom stock units were awarded to Mr. Dasburg in January 1996 pursuant to the Northwest Airlines Corporation 1996 Retention and Long Term Incentive Compensation Plan. Under the plan, a maximum of 400,000 units were available for awards. Each unit represents, when vested, the right to receive a cash payment equal to the average closing price of a share of Class A

    Common Stock for the ten trading day period ending on the trading day preceding the payment date established in connection with the grant of the units. The vesting of units is subject to the satisfaction of performance standards which are intended to measure corporate performance against preset quantifiable goals during the applicable performance period. The performance standards are established by the administrator of the plan during the initial three month period of each performance period and are intended to focus the recipient of a unit award on the accomplishment of key long term strategic objectives. The performance standards for the initial performance period under Mr. Dasburg's unit award relate to the Corporation's return on capital and the Corporation's profit margins. Under Mr. Dasburg's unit award there are eight two-year performance periods, the first beginning January 1, 1996 and ending on December 31, 1997 and the last beginning January 1, 2003 and ending on December 31, 2004. The number of units which can vest with respect to a performance period can be zero, 25,000, 50,000 or 75,000 units depending on the extent to which the performance standards for the current and prior periods have been met or exceeded although the maximum aggregate amount of units which can have vested at any time can never exceed 50,000 multiplied by the number of elapsed performance periods. Mr. Dasburg's unit award also authorizes the plan administrator to place additional conditions or limitations on the award as deemed appropriate. Upon a change in control (as defined in the plan), all unvested units of Mr. Dasburg's unit award will become vested and become payable upon the earlier of the termination of Mr. Dasburg's employment in connection with the change in control or when such units would have otherwise become payable had no changes in control occurred.

PENSION PLAN TABLE

                                                                                 ANNUAL RETIREMENT BENEFITS
                                                               ---------------------------------------------------------------
                                                                15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
FINAL AVERAGE ANNUAL COMPENSATION                              OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
-------------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$ 100,000....................................................   $  28,296    $  37,728    $  47,161    $  56,593    $  56,593
$ 150,000....................................................      43,296       57,728       72,161       86,593       86,593
$ 200,000....................................................      58,296       77,728       97,161      116,593      116,593
$ 300,000....................................................      88,296      117,728      147,161      176,593      176,593
$ 400,000....................................................     118,296      157,728      197,161      236,593      236,593
$ 500,000....................................................     148,296      197,728      247,161      296,593      296,593
$ 600,000....................................................     178,296      237,728      297,161      356,593      356,593
$ 700,000....................................................     208,296      277,728      347,161      416,593      416,593
$ 800,000....................................................     238,296      317,728      397,161      476,593      476,593
$ 900,000....................................................     268,296      357,728      447,161      536,593      536,593
$1,000,000...................................................     298,296      397,728      497,161      596,593      596,593

    The table above shows the estimated annual retirement benefit which would be payable in the aggregate to the Corporation's named executive officers under the Northwest Airlines, Inc. Retirement Plan for Management Employees (the "Retirement Plan") and the Northwest Airlines, Inc. Officers Excess Benefit Plan (the "Excess Benefit Plan"). The benefit levels in the table assume retirement at age 65, the credited years of service shown and payment in the form of a single life annuity.

    The Retirement Plan is a non-contributory defined benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code of 1986, as amended (the "Code"). The amount of the normal annual retirement benefit payable under the Retirement Plan is generally determined by multiplying the employee's final average annual compensation by 60 percent and reducing such amount by an offset for Social Security benefits payable to the employee and for service of less than 30 years. Final average compensation for purposes of determining retirement benefits under the Retirement Plan is the average of the employee's highest 60 consecutive months of total annual cash compensation (including base salary and incentive compensation reported in the "Incentive Compensation (Bonus)" column of the Summary Compensation Table) during the 120 calendar month period immediately preceding retirement. As of December 31, 1996, the credited years of service under the Retirement Plan and the Excess Benefit Plan for Messrs. Dasburg, Levine, Washburn, Clouser and Steenland are 7.1, 4.5, 6.4, 5.8 and 5.5, respectively.

    The benefit levels shown in the table above do not reflect limitations imposed by the Code on retirement benefits that may be paid under plans qualified under the Code. The Excess Benefit Plan provides retirement benefits to which officers of the Corporation would be entitled but for the limit on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under the Retirement Plan (currently $150,000). The Corporation has agreed to supplement the retirement benefits of Messrs. Levine, Washburn, Clouser and Steenland in each case by granting each of them over a period of five years up to 10 years of additional credited years of service. In 1996, the Corporation granted Mr. Dasburg the same supplemental retirement benefits held by the Corporation's other named senior executives and in 1997 supplemented his retirement benefits further by agreeing to grant him up to 11 additional credited years of service during the 1997 to 1999 period and a minimum annual pension benefit of $500,000 beginning at age
60. In addition, the Corporation has agreed to define final average compensation for purposes of determining retirement benefits for Messrs. Dasburg, Levine, Washburn, Clouser and Steenland as the average of the executive's monthly earnings during the 36 months (whether or not consecutive) in which the executive's monthly earnings were the highest.

EMPLOYMENT AGREEMENTS

    The Corporation has entered into agreements with Messrs. Levine, Washburn, Clouser and Steenland which entitle the executive to receive a base salary (subject to Corporation-wide base wage reductions, including the one imposed by the Corporation in 1993 in connection with the labor cost savings agreements entered into with its unions) and to participate in the Corporation's Cash Incentive Plan. The agreements have no set terms and the executive's employment under his agreement is terminable by either party for any reason upon 30 days written notice. In the event of a termination of the executive's employment by the Corporation other than for "cause" (as defined in the agreement) or by the executive for "good reason" (as defined in the agreement) or due to death or disability, the executive will continue to receive certain specified health and welfare benefits under the Corporation's benefit plans and programs for the life of the executive, will receive a severance payment equal to 200 percent of the sum of the base salary plus the target incentive payment and will realize the supplemental retirement benefits described above. If the executive's employment is terminated by the Corporation for any reason other than cause within two years after a "change in control" (as defined in the agreement) or by the executive at any time within six months after such two year period, in either case, the executive will be entitled to all payments and benefits otherwise due for termination. In addition, the agreement provides that the vesting of options held by the executive will accelerate in certain circumstances. The executive also is entitled to lifetime travel privileges and a gross-up payment for any excise taxes imposed under Section 4999 of the Code on any payment or distribution made to him by the Corporation. The executive is subject to a one year covenant not to compete in the event the executive terminates his employment without good reason or is terminated by the Corporation for cause.

    Messrs. Dasburg, Levine, Washburn, Clouser and Steenland also are entitled to receive certain additional medical benefits and, as described above, certain supplemental retirement benefits.

    Messrs. Dasburg, Levine, Washburn, Clouser and Steenland participate in the Corporation's Executive Life Insurance Plan pursuant to which the Corporation pays the premium with respect to a $1.0 million whole life insurance policy for each executive. In certain circumstances, the Corporation will recover certain of the premiums in the event of the executive's death. Each executive or a trust designated by such executive is the owner of the policy and the Corporation reimburses the executive for tax liabilities arising from such premium payments.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Corporation's Class A Common Stock for the period beginning March 18, 1994, when the Corporation became a reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and ending December 31, 1996, with the cumulative total return for the same period of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Airline Index ("S&P Airline Index"). The graph assumes the investment of $100 in the Corporation's Class A Common Stock, the S&P 500 and the S&P Airline Index on March 18, 1994 and reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CUMULATIVE TOTAL STOCKHOLDER
                         RETURN
               Northwest Airlines Corporation    S&P 500  S&P Airline Index (1)
3/18/94                              $ 100.00   $ 100.00               $ 100.00
12/30/94                               121.15      99.74                  78.55
12/29/95                               392.31     137.22                 114.72
12/31/96                               300.96     168.73                 125.77

                                                                       3/18/94    12/30/94   12/29/95   12/31/96
                                                                     -----------  ---------  ---------  ---------
Northwest Airlines Corporation.....................................   $     100   $  121.15  $  392.31     300.96
S&P 500............................................................   $     100   $   99.74     137.22     168.73
S&P Airline Index (1)..............................................   $     100   $   78.55     114.72     125.77

------------------------------

(1) The S&P Airline Index consists of American Airlines, Delta Air Lines, Southwest Airlines and US Airways.

                                    AUDITORS

    Following the recommendation of the Audit, Safety and Environmental Committee, the Board of Directors has selected Ernst & Young LLP as the independent auditors of the Corporation and its subsidiaries for the fiscal year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if desired and will be available to respond to appropriate questions.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

    Management and the Board of Directors do not know of any matters other than those set forth above that will be presented for consideration at the Annual Meeting. However, execution of a proxy, unless otherwise indicated, confers on the persons named as proxies discretionary authority to vote the shares represented in accordance with their best judgment on other business, if any, that may properly come before the Annual Meeting.

    The Corporation's Bylaws require that, subject to the exclusive rights of any class or series of stock having preference over the Common Stock to elect Series C Directors or directors of the Corporation upon the happening of certain events, nominations of candidates for election as directors of the Corporation at any meeting of stockholders may be made by the Chairman of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the requirements of the Corporation's Bylaws. Among other things, not less than 60 days prior to the date of the anniversary of the annual meeting of stockholders held in the prior year, any stockholder who intends to make a nomination at the annual meeting shall deliver to the Office of the Secretary of the Corporation written notice which complies with the requirements of Section 1(c) of Article III of the Corporation's Bylaws.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and persons who beneficially own more than ten percent of any class of the Corporation's equity securities ("Reporting Persons") to file reports of holdings and transactions in the Corporation's equity securities. Based on the Corporation's records and other information, the Corporation believes that all SEC filing requirements applicable to its Reporting Persons during 1996 were complied with except that a Form 4 filed in June 1996 on behalf of Mr. John Kern, a former executive officer, was filed late; and Mr. Griswold, a director, failed to file four Form 4s relating to five purchase or sale transactions with respect to the Corporation's Class A Common Stock. Corrective filings have been made as required.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    In order for a stockholder proposal to be included in the Corporation's proxy materials for the annual meeting of stockholders to be held in 1998, it must be received by the Corporation on or before November 24, 1997.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN
           THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors
                                          Douglas M. Steenland
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

March 24, 1997

PROXY                    NORTHWEST AIRLINES CORPORATION
                             2700 LONE OAK PARKWAY
                                EAGAN, MN 55121

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 25, 1997.

    The undersigned hereby appoints as proxies, Douglas M. Steenland and John H. Dasburg, each with power to act alone and to appoint his substitute, and hereby authorizes them to represent and to vote, all shares of stock of Northwest Airlines Corporation held of record by the undersigned on February 28, 1997 at the Annual Meeting of Stockholders to be held on April 25, 1997, and at any adjournments thereof, as instructed on the reverse side of this card and in their discretion upon such other matters as may properly come before the Annual Meeting.

1.  ELECTION OF DIRECTORS, NOMINEES:

              R.C. BLUM, A.A. CHECCHI, J.H. DASBURG, T.L. KEMPNER,
       F.V. MALEK, W.F. MONDALE, V.A. RAVINDRAN, G.J. VOJTA, G.L. WILSON

/ /  FOR ALL NOMINEES LISTED ABOVE   / /  WITHHOLD AUTHORITY
     (EXCEPT AS MARKED BELOW)             TO VOTE FOR ALL NOMINEES LISTED ABOVE

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
MARK BOX AT RIGHT IF YOU PLAN TO ATTEND THE ANNUAL MEETING. AN ADMISSION CARD WILL BE MAILED TO YOU. / /
CERTIFICATION:
PURSUANT TO FEDERAL LAW AND NORTHWEST'S CERTIFICATE OF INCORPORATION, NORTHWEST'S VOTING STOCK IS SUBJECT TO CERTAIN FOREIGN OWNERSHIP RESTRICTIONS. BY SIGNING BELOW, THE UNDERSIGNED REPRESENTS THAT IT IS A UNITED STATES CITIZEN AS THAT TERM IS DEFINED IN THE FEDERAL AVIATION ACT OR THAT THE SHARES OF STOCK REPRESENTED BY THIS PROXY HAVE BEEN REGISTERED ON THE FOREIGN STOCK REGISTRY OF THE CORPORATION.

                                                --------------------------------
                                                SIGNATURE

                                                --------------------------------
                                                SIGNATURE IF HELD JOINTLY

                                                DATED:
                                                --------------------------------

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                                  With- For All
                                                             For  hold   Except
------------------------------  1. Election of Directors    /  /  /  /   /  /
NORTHWEST AIRLINES CORPORATION     R.C. BLUM, A.A. CHECCHI,
    EMPLOYEE STOCK PLAN            J.H. DASBURG, T.L.
------------------------------     KEMPNER, F.V. MALEK,
                                   W.F. MONDALE, V.A.
                                   RAVINDRAN, G.J. VOJTA
                                   AND G.L. WILSON

                                   NOTE: If you do not wish your shares voted
                                   "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

   RECORD DATE SHARES:                                     For  Against  Abstain
                                2. In its discretion, the  /  /   /  /    /  /
                                   Trustee is authorized
                                   to vote upon any other
                                   business that may
                                   properly come before
                                   the Annual Meeting.

                                   CERTIFICATION:
                                   PURSUANT TO FEDERAL LAW AND NORTHWEST'S
                                   CERTIFICATE OF INCORPORATION, NORTHWEST'S
                                   VOTING STOCK IS SUBJECT TO CERTAIN FOREIGN
                                   OWNERSHIP RESTRICTIONS. BY SIGNING THIS CARD, THE UNDERSIGNED REPRESENTS THAT IT IS A UNITED STATES CITIZEN AS THAT TERM IS DEFINED IN THE FEDERAL AVIATION ACT.

                                   Mark box at right if you plan to attend   / /
                                   the Annual Meeting. An admission card
                                   will be mailed to you.

Please be sure to sign             Mark box at right if an address change    / /
and date this Card. /Date    /     or comment has been noted on the reverse
------------------------------     side of this card.
/                            /
/---Participant sign here----/


  DETACH CARD                                                        DETACH CARD


                       NORTHWEST AIRLINES CORPORATION

Dear Northwest Airlines Corporation Employee Stock Plan Participant:

The Annual Meeting of the Stockholders of Northwest Airlines Corporation will be held on April 25, 1997.

As a participant in the Northwest Airlines Corporation Employee Stock Plan, you are entitled to direct the Trustee to vote the shares of stock allocated to your Employee Stock Plan account. The Trustee will vote, in its sole discretion, unallocated shares and allocated shares for which no instructions have been received. The Trustee will also vote in its sole discretion any shares allocated to your Supplemental Retirement Plan account.

Because your voting rights are important, you are strongly encouraged to direct the Trustee to vote your shares. Please mark the boxes on the direction card, date, sign, and detach the card and return it to the Trustee in the enclosed postage paid envelope. All voting directions will be kept in strict confidence by the Trustee.

Your instruction card must be received by 5 P.M. EDT, April 23, 1997, in order to be counted.

Sincerely,

Northwest Airlines Corporation

                              2700 LONE OAK PARKWAY
                                 EAGAN, MN 55121

                              DIRECTION TO TRUSTEE
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 1997

As a participant in the Northwest Airlines Corporation Employee Stock Plan, I hereby direct the Trustee to vote the shares of stock allocated to my Employee Stock Plan account at the Annual Meeting of Stockholders which will be held on April 25, 1997 in the manner indicated on the reverse side of this card. I understand that the Trustee will vote, in its sole discretion, unallocated shares and allocated shares for which no directions have been received.

IF YOU SIGN AND RETURN YOUR DIRECTION CARD BUT DO NOT CHECK A BOX OR OTHERWISE PROVIDE DIRECTION WITH RESPECT TO THE ELECTION OF DIRECTORS, THE TRUSTEE WILL VOTE YOUR SHARES "FOR" THE ELECTION OF THE DIRECTOR NOMINEES.

-------------------------------------------------------------------------------
/     PLEASE MARK, DATE, SIGN, AND RETURN THIS DIRECTION CARD PROMPTLY,       /
/       USING THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED IF MAILED         /
/                      IN THE UNITED STATES OF AMERICA                        /
/-----------------------------------------------------------------------------/


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

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